                    SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                              WESTWOOD ONE, INC.
_____________________________________________________________________________
            (Name of Registrant as Specified In Its Charter)

                               WESTWOOD ONE, INC.
_____________________________________________________________________________
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[ ]  $500 per each party to the controversy pursuant to Exchange Act Rule
           14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      1)  Title of each class of securities to which transaction applies:
      _______________________________________________________________________

      2)  Aggregate number of securities to which transaction applies:
      _______________________________________________________________________

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      _______________________________________________________________________

      4)  Proposed maximum aggregate value of transaction:
      _______________________________________________________________________

      Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:
      _______________________________________________________________________

      2)  Form, Schedule or Registration Statement No.:
      _______________________________________________________________________

      3)  Filing Party:
      _______________________________________________________________________

      4)  Date Filed:
      _______________________________________________________________________

Dear Shareholders:

         Enclosed with this letter is a Proxy Statement and proxy card for the Annual Meeting of Shareholders to be held on August 18, 1994 at 10:00 a.m., Pacific Time, in the Marquis Room of the Westwood Marquis, 930 Hilgard
Avenue, Los Angeles, California.  A copy of the Company's Annual Report on
Form 10-K, as amended by Form 10-K/A, for the year ended November 30, 1993, which report contains consolidated financial statements and other information of interest with respect to the Company and its shareholders, is also included with this mailing.

         At the Annual Meeting, the holders of Common Stock, voting alone, will elect one member of the Company's Board of Directors Holders of Common Stock and Class B Stock, voting together, will elect two members of the Company's Board of Directors, vote upon a proposal to approve certain amendments to the Company's Amended 1989 Stock Incentive Plan, vote upon a proposal to approve the incentive compensation provision of the employment agreement between the Company and its Chairman of the Board, vote upon a proposal to ratify the selection of independent accountants for the Company and conduct such other business as may properly come before the meeting.

         IT IS IMPORTANT THAT YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE PROVIDED POSTAGE-PAID ENVELOPE IF YOU DO NOT INTEND TO BE PRESENT AT THE MEETING. IF YOU DO LATER DECIDE TO ATTEND, YOUR PROXY WILL AUTOMATICALLY BE REVOKED IF YOU VOTE IN PERSON. ACCORDINGLY, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE PROXY CARD NOW IN ORDER TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

         We appreciate your continued support.

                                   Sincerely,


                                   WESTWOOD ONE, INC.



                                   /s/ Norman J. Pattiz
                                   --------------------
                                   Norman J. Pattiz

                                   Chairman of the Board


July 20, 1994

                       WESTWOOD ONE, INC.

                    9540 Washington Boulevard

                  Culver City, California 90232



            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To Be Held on

                         August 18, 1994

To Our Shareholders:

         The Annual Meeting of the Shareholders of Westwood One, Inc. (the "Company") will be held in the Marquis Room of the Westwood Marquis, 930 Hilgard Avenue, Los Angeles, California, on August 18, 1994 at 10:00 a.m., Pacific
Time, for the following purposes:

                 (1)      To elect three members of the Company's
                          Board of Directors;

                 (2) To approve the amendments to the Company's Amended 1989 Stock Incentive Plan (the "Plan") to: (i) increase by 2,000,000 the number of shares of the Company's Common Stock (the "Common Stock") as to which options may be granted under the Plan; (ii) set a maximum number of shares of Common Stock as to which stock options may be awarded under the Plan to any particular individual and amend certain other provisions of the Plan to preserve the deductibility by the Company for Federal income tax purposes of compensation payable thereunder; and
                          (iii) amend certain provisions of the
                          Plan regarding the mandatory grant of
                          stock options to outside directors;

                 (3) To approve the incentive compensation provision of the employment agreement between the Company and its Chairman of the Board, thereby preserving the deductibility by the Company for Federal income tax purposes of cash compensation payable thereunder;

                 (4)      To ratify the selection of Price
                          Waterhouse as the Company's independent
                          accountants for the fiscal year ending
                          November 30, 1994; and

                 (5)      To consider and act upon such other
                          business as may properly come before
                          the meeting.

         Shareholders of record at the close of business on July 7, 1994 will be entitled to notice of and to vote at the Annual Meeting, and a list of such shareholders will be available for examination during ordinary business hours at least ten days prior to the Annual Meeting by any shareholder, for any purpose germane to the Annual Meeting, at City National Bank, Corporate Trust Department, 120 South Spalding Drive, Beverly Hills, California
90212 (telephone (310) 550-5821).

         Whether or not you intend to be present at the meeting, please date, sign and mail the enclosed proxy in the provided postage-paid envelope as promptly as possible. You are cordially invited to attend the Annual Meeting and your proxy will be revoked if you are present and prefer to vote in person.

                        By Order of the Board of Directors





                        /s/ Farid Suleman
                        -----------------
                        Farid Suleman
                        Secretary

July 20, 1994

                       WESTWOOD ONE, INC.

                    9540 Washington Boulevard

                  Culver City, California 90232

                  -----------------------------
                         PROXY STATEMENT

                  -----------------------------

         This Proxy Statement (first mailed to shareholders on or about
July 20, 1994) is furnished in connection with the solicitation of proxies by the management of Westwood One, Inc., a Delaware corporation, (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on August 18, 1994 at 10:00 a.m., Pacific Time, in the Marquis Room of the Westwood Marquis, 930 Hilgard Avenue, Los Angeles, California, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

         Holders of record of the Common Stock and Class B Stock at the close of business on July 7, 1994 are entitled to vote at the Annual Meeting. As of the close of business on July 7, 1994, 30,443,652 shares of Common Stock and 351,733 shares of Class B Stock were issued and outstanding.

         Each holder of outstanding Common Stock is entitled to cast one (1) vote for each share of Common Stock held by such holder. Each holder of Class B Stock is entitled to cast fifty (50) votes for each share of Class B stock held by such holder. Only the Common Stock is publicly traded. Holders of Common Stock, voting alone, will elect one member of the Company's Board of Directors. Holders of Common Stock and Class B Stock, voting together, will elect two members of the Company's Board of Directors, vote upon the three proposals and conduct such other business that may properly come before the meeting.

         A majority of the outstanding votes entitled to be cast at the Annual Meeting and represented in person or by proxy will constitute a quorum. With regard to the election of directors and any other proposal submitted to a vote, approval requires the affirmative vote of a majority of the votes entitled to be cast and represented in person or by proxy at the meeting. Where a choice is specified on the proxy as to the vote on any matter to come before the meeting, the proxy will be voted in accordance with such specification. If no specification is made, but the proxy is properly signed, the shares represented thereby will be voted in favor of the director nominees, in favor of the proposal to approve the amendments to the Company's Amended 1989 Stock Incentive Plan, in favor of the proposal to approve the incentive compensation provision of the Chairman of the Board's employment agreement and in favor of the ratification of the selection of Price Waterhouse as the Company's independent accountants. Management is not aware of any matters, other than those specified above, that will be presented for action at the Annual Meeting, but if any other matters do properly come before the meeting, the proxies will vote upon such matters in accordance with their best judgement.

         Shares represented by proxies which are marked "abstain," "withhold authorization" or to deny discretionary authority on any matter will be counted as shares present for purposes of determining the presence of a quorum; such shares will also be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matter. Proxies relating to "street name" shares which are not voted by brokers on one or more matters will not be treated as shares present for purposes of determining the presence of a quorum unless they are voted by the broker on at least one matter. Such non-voted shares will not be treated as shares represented at the meeting as to any matter for which non-vote is indicated on the broker's proxy.

         Any shareholder submitting the accompanying proxy card has the right to revoke it by notifying the Secretary of the Company in writing at any time prior to the voting of the proxy, or by signing and delivering to the Secretary a later-dated proxy. A proxy will be automatically revoked if the person giving the proxy attends the Annual Meeting and chooses to vote in person.

         The Company's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended November 30, 1993, including consolidated financial statements and other information, accompanies this Proxy Statement but does not form a part of the proxy soliciting material.

                      ELECTION OF DIRECTORS

         At a Special Meeting of Shareholders held on January 28, 1994, the Company's shareholders approved, among other matters as more fully discussed elsewhere in this report, a Voting Agreement entered into among: (i) the Company; (ii) Infinity Network, Inc. ("INI"), a subsidiary of Infinity Broadcasting Corporation ("Infinity"); and (iii) Norman J. Pattiz, the Company's current Chairman of the Board. The Voting Agreement, which became effective February 3, 1994, reconstituted the Board of Directors into a nine-member Board to which Mr. Pattiz has the right to designate three members (the "Pattiz Designees"), INI has the right to designate three members (the "INI Designees") and a nominating committee consisting of one Pattiz Designee and one INI Designee has the right to designate the final three directors ("Independents"), all of whom must be independent outside directors as defined in the Company's By-Laws. The Voting Agreement also requires: (i) Mr. Pattiz and INI to vote their respective shares of the Common Stock in favor of their respective Designees to the Board of Directors; and (ii) Mr. Pattiz to vote all of his shares of Class B Stock in accordance with the recommendation of the majority of the full incumbent Board of Directors on any matters presented to the Company's shareholders.

         As reconstituted, the Board of Directors currently consists of nine individuals and is divided into three classes (Class I, II, and III), each class serving for three-year terms, which terms do not coincide. Only one class of directors is elected at each Annual Meeting. Of the directors, at least 331/3% must be independent outside directors. Pursuant to the Company's Certificate of Incorporation, holders of Common Stock, voting alone, have the right to elect 20% of the Board of Directors, which currently amounts to two members. However, it is currently intended that the holders of the Common Stock will vote alone to elect the three Independents, one of which will be elected each year, as set forth below. The remaining members of the Board are elected by all shareholders voting together as a single class.

         At the Annual Meeting, holders of Common Stock, voting alone, will elect the Independent Class II director, and holders of Common Stock and Class B Stock, voting together, will elect the other two Class II directors, for three-year terms, until their successors are elected and qualified. The Board of Directors intends to nominate Arthur E. Levine, Farid Suleman and David L. Dennis to serve for three-year terms ending in 1997. All of these nominees currently serve as Class II directors of the Company. Unless otherwise indicated on any proxy, the persons named as proxy voters on the enclosed proxy card intend to vote the stock represented by each proxy to elect these nominees. The nominees are willing to serve as directors, but should any or all refuse to or be unable to serve, the management proxy holders will vote for one or more other persons nominated by the Board of Directors.
MANAGEMENT RECOMMENDS THAT SHAREHOLDERS VOTE TO ELECT MESSRS. LEVINE, SULEMAN AND DENNIS AS DIRECTORS OF THE COMPANY.

         The current and continuing directors of the Company are:

                                                    Director                   Term
Name                                        Age      Since        Class       Expires
- - ----                                        ---     --------      -----       -------
Norman J. Pattiz......(Pattiz Designee).....51        1974          I           1995
Mel Karmazin..........(INI Designee)........50        1994          I           1995
Joseph B. Smith.......(Independent).........66        1994          I           1995
Arthur E. Levine......(Pattiz Designee).....42        1991         II           1994
Farid Suleman.........(INI Designee)........42        1994         II           1994
David L. Dennis.......(Independent).........45        1994         II           1994
Paul G. Krasnow.......(Pattiz Designee).....56        1989        III           1996
William J. Hogan......(INI Designee)........50        1994        III           1996
Gerald Greenberg......(Independent).........51        1994        III           1996


       The principal occupations of the three director nominees and each of the other six current directors are as follows:

       Mr. Pattiz - founded the Company in 1974 and has held the position of Chairman of the Board since that time. He was also the Company's Chief Executive Officer until February 3, 1994. He currently serves on the Board of Directors of the Radio Advertising Bureau, along with the chief executives of other major broadcast companies.

         Mr. Karmazin - has been a director and has held the position of President and Chief Executive Officer of the Company since February 3, 1994. He is also President and Chief Executive Officer of Infinity and has held these offices since 1988. He was Executive Vice President of Infinity from 1981 until 1988. Mr. Karmazin has been a director of Infinity since 1984.

         Mr. Smith - has been a director of the Company since May 24, 1994.
He was previously a director of the Company from February 1984 until February 3, 1994. He was President and Chief Executive Officer of EMI/Capitol Records until April 1, 1993. Mr. Smith is currently an industry consultant involved in a number of production projects in the music business, Executive Producer for World Cup Soccer Entertainment and a consultant to Blockbuster Entertainment.

         Mr. Levine - has been a director of the Company since May 1991. Additionally, he was an independent financial consultant to the Company from June 1990 through February 1994. For the last eight years Mr. Levine has been a private investor. Mr. Levine is a principal in the investment partnership of Levine Leichtman Capital Partners, L.P.

         Mr. Suleman - has been a director and has held the position of Chief Financial Officer of the Company since February 3, 1994. He is also Vice President - Finance and Chief Financial Officer of Infinity and has held these offices since 1986. Mr. Suleman has been a director of Infinity since February 1992.

         Mr. Dennis - has been a director of the Company since May 24, 1994. Mr. Dennis has served as Managing Director, Investment Banking for Donaldson, Lufkin & Jenrette Securities Corporation since April 1989. Mr. Dennis is also a director of Community Psychiatric Centers, Inc.

         Mr. Krasnow - has been a director of the Company since January 1989. Since September 1974, he has been the President and sole shareholder of Krasnow Insurance Services, Inc., an insurance agency providing life, disability and health benefits, of which he is the sole agent.

         Mr. Hogan - has been a director of the Company since March 7, 1994. Mr. Hogan was appointed President - Westwood One Radio Networks in April 1994. From August 1989 to April 1994 he was President - Unistar Radio Networks (formerly United Stations Radio Networks). He served as Vice President and General Manager of United Stations Radio Networks from April 1985 to August 1989.

         Mr. Greenberg - has been a director of the Company since May 24, 1994. Since April 1993, Mr. Greenberg has served as President of MJJ Music, a
Michael Jackson/Sony owned record label. From June 1988 to April 1993, he served as President of WTG/Sony Records.

Committees of the Board

         The Board of Directors has a Compensation Committee which consisted of Messrs. Levine and Krasnow through March 16, 1993. Effective March 16, 1993 Mr. Smith replaced Mr. Levine on the Compensation Committee and served with Mr. Krasnow through February 3, 1994. Effective May 24, 1994, Mr. Smith was appointed to the Compensation Committee and Mr. Greenberg replaced Mr. Krasnow. The Compensation Committee administers the Company's Amended 1989 Stock Incentive Plan and is authorized to negotiate employment arrangements with key executives of the Company and its subsidiaries. There were ten meetings of the Compensation Committee during fiscal 1993.

         The Board of Directors also has an Audit Committee which consisted of Messrs. Levine and Krasnow during all of fiscal 1993. Effective May 24, 1994, Mr. Dennis replaced Mr. Krasnow and Mr. Suleman was added as a third member. The Audit Committee is authorized to review the Company's financial statements, meet with the Company's auditors, and make recommendations to the Board of Directors about internal accounting controls and procedures. There were eight meetings of the Audit Committee during fiscal 1993.

Director Attendance and Compensation

         In fiscal 1993 the Board as a whole met on twelve occasions. During fiscal 1993, each of the current directors who was then in office attended at least 75% of the meetings of the Board of Directors and all meetings of committees of the Board of Directors on which such director served.

         Directors of the Company who are not officers received $2,500 per meeting attended for their services as directors or committee members through March 16, 1993. Effective March 16, 1993, director and committee fees were increased to $3,750 per meeting attended, except for certain specified Audit Committee meetings for which fees were $1,500. Effective May 24, 1994, the fees for all committee meeting attendance were lowered to $1,875. Directors are also reimbursed for expenses incurred in attending such meetings. During fiscal 1993, Messrs. Krasnow, Levine and Smith received $96,000, $77,000 and $59,000, respectively, in Board and Board committee fees. Mr. Levine also received compensation pursuant to a consulting arrangement with the Company (see "Compensation Committee Interlocks and Insider Participation" appearing elsewhere in this report). Effective May 24, 1994, all independent outside directors receive a mandatory grant of stock options to acquire 10,000 shares of Common Stock every four years under the terms of the Company's Amended 1989 Stock Incentive Plan (see "PROPOSAL TO APPROVE THE AMENDMENTS OF THE AMENDED 1989 STOCK INCENTIVE PLAN" appearing elsewhere in this report).

Principal Shareholders

         The following table sets forth as of July 7, 1994, the number and percentage of outstanding shares of Common Stock and Class B Stock held by:
(1) each person or group known to the Company to beneficially own more than five percent of the outstanding Common Stock or Class B Stock of the Company;
(2) each of the three director nominees and each of the other six current directors; (3) the Named Executive Officers (see "EXECUTIVE COMPENSATION" appearing elsewhere in this report); and (4) all current directors and executive officers as a group. At July 7, 1994, there were 30,443,652 shares of Common Stock outstanding and 351,733 shares of Class B Stock outstanding.

         Beneficial ownership has been determined in accordance with Rule
13d-3 under the Securities Exchange Act of 1934, as amended, (the "Exchange Act"). Under this Rule, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise ofan option or the conversion of a debenture into common stock) within 60 days of the date as of which the information is provided; in computing the percentage of ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                                Shares of Common Stock    Shares of Class B Stock
                                                Beneficially Owned (1)    Beneficially Owned (1)
                                                ----------------------    -----------------------

                                                  Number        Percent     Number        Percent
                                                  ------        -------     ------        -------
Norman J. Pattiz (2) (10)...................    1,787,790 (3)     5.8%      351,690         99.9%
Mel Karmazin................................      126,000          *           -              -
Gerald Greenberg............................         -             -           -              -
Arthur E. Levine............................       95,000 (6)      *           -              -
Farid Suleman...............................         -             -           -              -
David L. Dennis.............................       16,000 (4)      *           -              -
Paul G. Krasnow.............................       98,750 (5)      *           -              -
William J. Hogan............................         -             -           -              -
Joseph B. Smith.............................       33,750          *           -              -
Gregory P. Batusic..........................       12,500 (6)      *           -              -
Eric R. Weiss...............................       82,500 (6)      *           -              -
Bruce E. Kanter.............................      291,500          *           -              -
Robert M. Wilson............................       25,000          *           -              -
Infinity Network Inc.,
  a subsidiary of Infinity
  Broadcasting Corporation (9) (10).........    5,000,000        16.4%         -              -
  600 Madison Avenue
  New York, NY  10022
Putnam Investments, Inc. (9)................    2,723,383 (8)     8.9%         -              -
  One Post Office Square
  Boston, MA  02109
All current directors and executive officers
  as a group (11 persons)...................    2,252,290 (7)     7.2%      351,690         99.9%




[FN]
____________________________________

  * Represents less than one percent (1%) of the Company's outstanding shares of Common Stock.

  (1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock and Class B stock, unless otherwise indicated.

  (2) As of July 7, 1994, Mr. Pattiz, whose business address is 9540 Washington Boulevard, Culver City, California 90232, owned Common Stock and Class B Stock representing approximately 39.2% of the total voting power of the Company.

  (3) Includes stock options for 525,000 shares granted pursuant to Mr. Pattiz' 1986 Employment Agreement (see "1993 Compensation for Chief Executive Officer" under "Compensation Committee Report" appearing elsewhere in this report) and 18,750 shares under the Company's Amended 1989 Stock Incentive Plan.

  (4) Includes 15,000 shares which may be acquired upon exercise of warrants at an exercise price of $2.375 per share.

  (5) Includes stock options for 83,750 shares granted under the Company's Amended 1989 Stock Incentive Plan.

  (6) Represents stock options granted under the Company's Amended 1989 Stock Incentive Plan.

  (7) Includes stock options for 822,500 shares granted under the Company's Amended 1989 Stock Incentive Plan and Mr. Pattiz' 1986 Employment Agreement.

  (8) Putnam Investments, Inc. as an investment advisor has no sole voting dispositive power, but has shared voting and dispositive power for 2,723,383 shares. All information provided is based upon information contained in the most recent 13G filing made available to the Company.

  (9) Tabular information and footnote 8 are based upon information contained in Schedule 13G filings and other information made available to the Company.

  (10) Pursuant to the terms of the Voting Agreement (as discussed under "ELECTION OF DIRECTORS" appearing elsewhere in this report), Mr. Pattiz and INI will vote their respective shares of the Company's Common stock in favor of their respective designees to the Board of Directors. Accordingly, Mr. Pattiz and INI together beneficially own 6,787,790 shares (21.9%) of the Common Stock with respect to election of directors. Pursuant to the Voting Agreement, Mr. Pattiz also is required to vote all of his shares of Class B Stock in accordance with the recommendation of the full incumbent Board of Directors on any matters presented to the Company's shareholders. Mr. Pattiz' and INI's beneficially owned Common Stock, voting together, represents approximately 13% of the Company's total voting power.
           Mr. Pattiz' and INI's beneficially owned Common Stock and Class B Stock, voting together, represents approximately 50.7% of the Company's total voting power.

Executive Officers

  The names, ages and principal occupations (if not set out previously) of the current executive officers of the Company and its subsidiaries are as follows:


      Name                      Age                Position
      ----                      ---                --------
Norman J. Pattiz........        51         Chairman of the Board
Mel Karmazin............        50         President, Chief Executive Officer and Director
Farid Suleman...........        42         Chief Financial Officer, Secretary and Director
William J. Hogan........        50         President - Westwood One Radio Networks and Director
Gregory P. Batusic......        40         President - Westwood One Entertainment
Eric R. Weiss...........        36         Executive Vice President - Business and Legal
                                             Affairs and Assistant Secretary


        Mr. Batusic - was appointed President-Westwood One Entertainment in April 1994. From June 1992 to April 1994, he was President-Network Division. He was Executive Vice President-Sales Division from June 1987 to June 1992.

      Mr. Weiss - was appointed Executive Vice President-Business and Legal Affairs in August 1993. From September 1992 to August 1993, he was Senior Vice President-Business and Legal Affairs. From September 1987 to September 1992, he was Vice President-Business and Legal Affairs.

      Messrs. Karmazin and Suleman serve under a Management Agreement which is discussed in the following paragraph. Messrs. Pattiz, Hogan, Batusic and Weiss have written employment agreements with the Company.

      At a Special Meeting of Shareholders held on January 28, 1994, the Company's shareholders approved, among other matters (including the acquisition of Unistar Radio Networks, Inc. ("Unistar")), a Management Agreement between the Company and Infinity. Pursuant to the terms of the Management Agreement, which became effective February 3, 1994 for a period of five years, Infinity manages the business and operations of the Company, subject to the direction and supervision of the Board of Directors, for an annual base management fee of $2,000,000 (adjusted for inflation), an annual cash bonus payable in the event certain cash flow targets are achieved and warrants to purchase up to 1,500,000 shares of Common Stock exercisable at purchase prices ranging from $3.00 to $5.00 if the Common Stock trades above certain target price levels for a specified period of time. Also under the Management Agreement, on February 3, 1994: (i) Infinity's President and Chief Executive Officer, currently Mel Karmazin, became the Company's Chief
Executive Officer (replacing Norman J. Pattiz) and President; and (ii) Infinity's Chief Financial Officer, currently Farid Suleman, became the Company's Chief Financial Officer (replacing Bruce E. Kanter). Infinity provides support and administrative personnel needed by these officers and pays all salaries, benefits and related costs of these personnel. In connection with the foregoing matters, INI also acquired 5,000,000 newly issued shares of Common Stock and a ten-year warrant to purchase up to an additional 3,000,000 shares of Common Stock (which becomes exercisable in equal annual installments of 1,000,000 shares on February 3, 1995, 1996 and 1997, respectively) at an exercise price of $3.00 per share for an aggregate purchase price of $15,000,000. INI currently beneficially owns approximately
16.4% of the Common Stock of the Company (see "Principal Shareholders" appearing elsewhere in this report).


                     EXECUTIVE COMPENSATION

      Disclosure regarding compensation is provided for the following executive officers of the Company ("Named Executive Officers") who served as executive officers at the end of or during the fiscal year ended November 30, 1993:


Norman J. Pattiz...... the Company's Chief Executive Officer for
                        the fiscal year ended November 30, 1993.

Bruce E. Kanter....... the Company's Executive Vice President and
                        Chief Financial Officer for the fiscal year ended November 30, 1993.

Gregory P. Batusic.... the Company's President - Network Division for
                        the fiscal year ended November 30, 1993.

Eric R. Weiss......... the Company's Executive Vice President-Business
                        and Legal Affairs at November 30, 1993.

Robert M. Wilson...... Publisher and Chief Executive Officer of Radio
                        & Records (disposed of on November 1, 1993).


Compensation Committee Report

      The Compensation Committee of the Company's Board of Directors consists of at least two independent, outside directors. Messrs. Levine and Krasnow were members of the Committee until March 16, 1993, at which time Mr. Levine was replaced by Mr. Smith who, along with Mr. Krasnow, served on the Committee for the balance of fiscal year 1993. Since the INI Designees did not become directors of the Company until February 3, 1994, they did not participate in any decisions regarding executive compensation made during fiscal year 1993, including with respect to the 1993 Employment Agreement of Mr. Pattiz (see "1993 Compensation for Chief Executive Officer" appearing elsewhere in this Compensation Committee Report).

      The Compensation Committee administers the Amended 1989 Stock Incentive Plan (the "Plan") and is authorized to negotiate employment arrangements with the executives of the Company and its subsidiaries. The Committee is also responsible for developing policies and making recommendations with respect to employee compensation, including short-term and long-term incentives. The Company's executive compensation policies are designed to help the Company achieve its business objectives by:

             -      Establishing levels of compensation considered
                      necessary to attract and retain superior executives in a competitive environment.

             -      Developing compensation programs that support the
                      short and long-term strategic goals of the Company.

             -      Providing short-term compensation that varies
                      directly with individual and Company performance.

             -      Providing long-term compensation such as stock
                      options and other incentives under the Plan
                      ("Stock Incentives") directly linked to share performance.

             Westwood One has attracted most of its senior executives from broadcasting and other advertising or media companies where creative talent is highly sought after and commands a relatively high level of compensation due to the competitive market for such talent. Decisions made by a relatively small number of such key executives with an in-depth knowledge of the media business can have a significant impact on the financial performance of the Company. Executives with these unique qualifications are often difficult to attract and retain. Therefore, the Compensation Committee considers one of its primary responsibilities to be structuring and administering a compensation program that is designed to meet the demands of a highly competitive marketplace for top executive talent.

             The Compensation Committee generally evaluates the competitiveness of its executive compensation program based on information drawn from a variety of sources with respect to companies in the entertainment industry, including published survey data, information obtained from the media and the Company's own experience recruiting and retaining executives. Although complete information is not easily obtainable, the Committee believes it has used its best efforts to design the Company's compensation policies to meet the competitive challenge.

Base Salaries - Base salary levels for the Company's executive officers are intended to be consistent with competitive practice and the level of responsibility of the particular executive. In determining salaries, the Committee also considers individual performance and specific issues particular to the Company.

Annual Incentives - Annual incentives for executive officers and key managers provide a direct financial incentive in the form of an annual cash bonus. Company performance is a significant consideration in determining bonus amounts. However, an assessment is also made of individual performance, including contributions in a number of specific areas, such as creativity, leadership, decision making and financial and general management. Strong consideration is also given to the individual's contributions in helping the Company achieve its short and long-term strategic goals.

Stock Incentives - Stock Incentives may be granted by the Committee, at its sole discretion, to officers and employees of the Company to reward outstanding performance during the prior fiscal year and as an incentive to continued outstanding performance in future years. In evaluating the performance of officers and employees other than the Chief Executive Officer, the Committee consults with the Chief Executive Officer and others in management, as applicable. In evaluating the performance of the Chief Executive Officer, the Committee consults with the entire Board of Directors. Officer and employee performance for each fiscal year is reviewed and evaluated by the Committee following the end of such fiscal year.

             In an effort to attract and retain highly qualified officers and employees, Stock Incentives may also be granted by the Committee at its sole discretion to newly hired officers and employees as an inducement to accept employment with the Company.

1993 Compensation for Chief Executive Officer - Until December 1, 1993,
Mr. Pattiz received compensation under his employment agreement with the Company dated as of December 1, 1986, which was later amended on November 25, 1987 and June 30, 1993, (the "1986 Employment Agreement"). Pursuant to the 1986 Employment Agreement, Mr. Pattiz' fiscal 1993 base compensation was scheduled to be $710,000 and he was entitled to receive bonus compensation at the discretion of the Board of Directors. However, due to the sizeable operating losses experienced by the Company, Mr. Pattiz elected beginning December 1, 1990 to forego the salary increases he was entitled to under the 1986 Employment Agreement. As a result of this election, Mr. Pattiz' cash compensation remained at its fiscal 1990 level of $570,000 for three years, through fiscal 1993, and over this period Mr. Pattiz relinquished $270,000 in cash compensation to which he was entitled under the 1986 Employment Agreement.

             The initial term of the 1986 Employment Agreement expired as of November 30, 1993, and the Committee (which then consisted of Messrs. Krasnow and Smith) began its review of Mr. Pattiz' future compensation in April 1993.
In analyzing the issue of Mr. Pattiz' compensation, the Committee reviewed comparable compensation packages for executives of companies in the entertainment or communications industry. The Committee also considered
Mr. Pattiz' qualitative performance under the 1986 Employment Agreement, as well as the Company's recent success in: (i) divesting itself of radio station assets including the sales of radio stations WYNY-FM and KQLZ-FM and the sale of its one-half interest in radio station WNEW-AM; (ii) meeting its financial obligations including the restructuring of its credit facilities; and (iii) improving its network operations by significantly reducing the Company's operating expenses. In establishing base compensation under the 1993 Employment Agreement, the Committee further noted that Mr. Pattiz had voluntarily relinquished substantial compensation beginning December 1, 1990 by agreeing to forego salary increases to which he was entitled under the 1986 Employment Agreement.

             Prior to the involvement of Infinity in the management of the Company (which commenced February 3, 1994), a proposal regarding future compensation was presented to Mr. Pattiz by the Committee in July 1993. Following a period of negotiations, a new employment agreement was finalized and executed effective October 18, 1993, which was later amended on January 1,
1994 and February 2, 1994, (the "1993 Employment Agreement").   Prior to and
during the interim negotiation period, the Company had discussions regarding the proposed acquisition of Unistar (the "Unistar Acquisition") and the related Management Agreement (described under "EXECUTIVE OFFICERS" appearing elsewhere in this report), as outlined in the Letter of Intent dated
October 10, 1993.

Therefore, other factors in evaluating Mr. Pattiz' compensation were his significant contributions in negotiating the Unistar Acquisition and the need to secure his services in finalizing such negotiations and in making a smooth transition in the event that the Unistar Acquisition was consummated. The Committee also noted that, as Chairman of the Board, Mr. Pattiz would continue to perform significant duties with respect to the acquisition and production of entertainment and talk programming produced by the Company. Moreover, his stature in the radio industry is instrumental in attracting top producers and broadcast talent.

             Under the 1993 Employment Agreement Mr. Pattiz will continue to serve as Chairman of the Board of the Company. The 1993 Employment Agreement is for a five-year term ending November 30, 1998 at an annual base salary of $750,000. In addition, the Company will pay directly or reimburse Mr. Pattiz for one-half of his home security costs, not to exceed $115,000 annually. Consistent with the Committee's goal of more closely aligning annual incentives with Company performance, Mr. Pattiz will receive an annual incentive cash bonus payable only in the event that the Company achieves certain objective targets. After reviewing the potential effect of Section 162(m) of the Internal Revenue Code of 1986, as amended, (the "Code") which generally sets a limit of $1 million on the amount of compensation (other than certain types of compensation, including "performance-related" compensation) that the Company can deduct for Federal income tax purposes for taxable years beginning on or after January 1, 1994, the Compensation Committee determined that the Company's general policy will be to structure the compensation arrangements for the Chairman of the Board, the CEO and other senior executive officers, to the extent feasible and taking into account all relevant considerations, so as to satisfy the Code's conditions for deductibility. Accordingly, pursuant to the terms of the 1993 Employment Agreement, compensation in excess of $1 million in any taxable year will not be paid to Mr. Pattiz unless the material terms of the cash incentive compensation is approved by the shareholders at the 1994 Annual Meeting of Shareholders (see "PROPOSAL TO APPROVE INCENTIVE COMPENSATION PROVISION OF
MR. PATTIZ' EMPLOYMENT AGREEMENT" appearing elsewhere in this report).

             Other terms of the 1993 Employment Agreement are substantially similar to the terms of the 1986 Employment Agreement. Mr. Pattiz was granted options to acquire 350,000 shares of the Company's Common Stock at $5.38 per share under the Amended 1989 Stock Incentive Plan, which shares vest at the rate of 70,000 per year over the five-year term of the 1993 Employment Agreement. As part of Mr. Pattiz's 1986 Employment Agreement, he was also granted options to acquire 350,000 shares (adjusted for a subsequent stock split to 525,000 shares) of the Company's Common Stock at exercise prices which were based on the fair value of the Company's common stock at the end of each fiscal year. Mr. Pattiz also received 75,000 shares (adjusted for a subsequent stock split to 112,500 shares) of Class B Stock pursuant to his 1986 Employment Agreement which vested on March 31, 1994 at a value of $1,026,563 (112,500 shares at $9.125 per share). The 1993 Employment
Agreement also provides additional benefits for Mr. Pattiz, similar to those provided in the 1986 Employment Agreement which are standard for executives in the industry. (See "Employment Agreements" appearing elsewhere in this report for a more detailed description of the 1993 Employment Agreement).

1993 Compensation for Other Executive Officers - The salary and annual and long-term incentives in 1993 for executive officers were based on contract provisions, as well as contributions made by individuals in helping the Company achieve its long-term goals, such as restructuring debt, the divestiture of the Company's non-core assets and consummating the Unistar Acquisition.



                        Compensation Committee
                        Paul G. Krasnow, Chairman of the Compensation Committee Joseph Smith

                   Summary Compensation Table

             The following table shows for fiscal years ending November 30, 1993, 1992 and 1991, the cash compensation as well as certain other compensation paid to the Named Executive Officers.


                                                                        SUMMARY COMPENSATION TABLE


                                                                                                    Long-Term
                                                                                                    Compensation
                                                                                                    ------------
                                                                Annual Compensation
                                                           ----------------------------------       Securities
                                             Fiscal                              Other Annual       Underlying     All Other
Name and Principal Position                  Year    Salary ($)   Bonus ($)     Compensation ($)    Options (#)   Compensation ($)
- - ----------------------------                 ------  ----------   ---------     ----------------    -----------   ----------------
Norman J. Pattiz..........................   1993    $570,000           0            (5)             350,000            0
  Chairman of the Board                      1992     570,000           0            (5)                   0            0
  and Chief Executive Officer                1991     570,000           0            (5)                   0            0

Bruce E. Kanter (1).......................   1993     275,000    $220,000         $52,921 (4)              0       $4,953 (7)
  Executive Vice President                   1992     243,217     167,438 (6)      46,457 (4)        250,000        4,252 (7), (2)
  and Chief Financial Officer                1991           0           0             0                    0            0

Gregory P. Batusic........................   1993     300,000      50,000            (5)                   0        2,249 (8)
  President - Network Division               1992     327,750      73,500            (5)              50,000        2,238 (8)
                                             1991     331,000           0            (5)                   0        2,063 (8)

Eric R. Weiss.............................   1993     206,250      25,000            (5)              70,000        2,249 (8)
  Executive Vice President -                 1992     147,250           0            (5)              50,000        2,182 (8)
  Business and Legal Affairs                 1991     138,000           0            (5)                   0        1,585 (8)

Robert M. Wilson (3)......................   1993     320,833           0            (5)             100,000            0
  Publisher and Chief Executive              1992     350,000     150,000            (5)             200,000            0
  Officer, Radio & Records                   1991     343,000     150,000            (5)                   0            0



[FN]
_________________________________

(1) Mr. Kanter joined the Company as Executive Vice President and Chief Financial Officer effective December 6, 1991.

(2) In December 1991 the Company established a Supplemental Executive Retirement Plan (SERP) for Mr. Kanter. The SERP provides supplemental insurance and long-term retirement benefits payable in annual installments of $200,000 for 15 years beginning in 2008 when Mr. Kanter becomes 65 years old. The $488,521 present value of these benefits was expensed during fiscal 1992. Mr. Kanter vested in the SERP upon commencement of employment in December 1991.

(3) Mr. Wilson no longer served as an executive officer or employee of the Company after the November 1, 1993 disposition of Radio & Records. Mr. Wilson is included in this table as an additional individual who would have otherwise qualified for disclosure but for the fact that he was not serving as an executive officer at November 30, 1993.

(4) Other Annual Compensation for Mr. Kanter consisted of: (a) long-term disability insurance premiums of $13,646, personal financial planning and legal services of $11,425, country club dues of $6,538, car allowance of $16,250 and reimbursement for medical expenses of $5,062 in 1993 and (b) long-term disability insurance premiums of $12,758, personal financial planning and legal services of $1,660, country club dues of $6,498, car allowance of $15,000 and reimbursement for medical expenses of $10,541 in 1992.

(5) Messrs. Pattiz, Batusic, Weiss and Wilson enjoyed certain perquisites and other personal benefits commensurate with industry practice. The aggregate amount of these items did not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.

(6) Bonus in 1992 for Mr. Kanter included a common stock award without restrictions of $67,438 (41,500 shares at market value of $1.625 per share).

(7) All Other Compensation for Mr. Kanter consisted of life insurance premiums of $2,704 in 1993 and $2,533 in 1992 and company contributions to the employee Savings and Profit-Sharing Plan of $2,249 in 1993 and $1,719 in 1992.

(8) All Other Compensation for Messrs. Batusic and Weiss consisted of company contributions to the employee Savings and Profit-Sharing Plan.

                        Stock Option Tables

             The following two tables provide information on stock option grants made to the Named Executive Officers in fiscal 1993, options exercised during fiscal 1993 and options outstanding on November 30, 1993.



                                           OPTION GRANTS IN FISCAL 1993
                                                                                                   Potential Realizable
                                            Individual Grants                                        Value at Assumed
                             -----------------------------------------------------------------    Annual Rates of Stock
                             Number of                                                            Price Appreciation for
                             Securities                                                                Option Term
                             Underlying      % of Total Options    Exercise or                    -----------------------
                             Options       Granted to Employees    Base Price      Expiration
           Name              Granted (#)      in Fiscal Year (5)    ($/Share)          Date        5% ($)        10% ($)
           ----             ------------   ---------------------   -----------     ---------     ----------    ----------
Norman J. Pattiz........... 350,000 (1)               60%           $ 5.38          10/17/03     $1,186,290    $2,993,970

Bruce E. Kanter............       0                   -                -                -             -              -

Gregory P. Batusic.........       0                   -                -                -             -              -

Eric R. Weiss..............  20,000 (2)                3%             2.13           2/15/03         26,838        67,734
                             50,000 (3)                9%             2.75           8/29/03         86,625       218,625
                            -------                   ___                                           -------       -------
                             70,000                   12%                                           113,463       286,359
                            -------                   ---                                           -------       -------
Robert M. Wilson........... 100,000 (4)               17%             2.00           2/21/03        126,000       318,000


[FN]
_____________________________

(1) These options were granted on October 18, 1993, with 70,000 shares becoming exercisable on each October 18 anniversary between 1994 and 1998.

(2) These options were granted on February 16, 1993 and will become exercisable on February 16, 1994.

(3) These options were granted on August 30, 1993 and will become exercisable on August 30, 1994.

(4) These options were granted on February 22, 1993 and, in accordance with an acceleration of exercisabilty provision in the option agreement, became exercisable upon the November 1, 1993 disposal of Radio & Records.

(5) Percentage calculations exclude the impact of a mandatory grant of 150,000 options on March 3, 1993 to outside directors (50,000 each to Messrs. Levine, Smith and Krasnow) which, in accordance with the terms of the Amended and Restated 1989 Stock Incentive Plan (as approved by the Company's shareholders at its May 4, 1993 Annual Meeting), became exercisable six months from the date of grant.



                                                       AGGREGATED OPTION EXERCISES IN FISCAL 1993
                                                            AND FISCAL YEAR END OPTION VALUES


                                                                Number of Securities Underlying        Value of Unexercised,
                                                                      Unexercised Options               In-the-Money Options
                                                                        at Fiscal Year End (#)       at Fiscal Year End ($) (1)
                           Shares Acquired      Value           ------------------------------      ---------------------------
    Name                   on Exercise (#)    Realized ($)      Exercisable      Unexercisable      Exercisable    Unexercisable
    ----                   ---------------    ------------      -----------      -------------      -----------    -------------
Norman J. Pattiz..........           0                0           543,750           356,250         $1,482,844       $999,031

Bruce E. Kanter...........           0                0           250,000                 0          1,623,750              0

Gregory P. Batusic........      75,000         $328,125            12,500            62,500             76,563        382,813

Eric R. Weiss.............      20,000           78,810            57,500           112,500            333,438        630,213

Robert M. Wilson..........     125,000          303,250           175,000 (2)             0          1,062,875              0


[FN]
_______________________________

(1) On November 30, 1993, the closing per share price for the Company's Common Stock on the NASDAQ National Market System was $8 1/8.

(2) Mr. Wilson's option agreements contained an acceleration of exercisability provision in the event of a sale of Radio & Records. Radio & Records was disposed of on November 1, 1993, at which time all of Mr. Wilson's then outstanding options became exercisable. Mr. Wilson exercised all 175,000 options on December 13, 1993.

                        Performance Graph

             The performance graph below compares the performance of the Company's Common Stock to the Dow Jones Equity Market Index and the Dow Jones Media Industry Index for the Company's last five fiscal years. The graph assumes that $100 was invested in the Company's Common Stock and each index on November 30, 1988.



                                                                       Dow Jones       Dow Jones
                                                                       Equity          Media
                         Measurement           Westwood                Market          Industry
                         Period                One, Inc.               Index           Index
                      ------------------      -----------            -----------     ----------
                          11/30/88              $100                    $100           $100
                          11/30/89              $107                    $131           $129
                          11/30/90               $29                    $125            $99
                          11/30/91               $22                    $152           $102
                          11/30/92               $19                    $182           $139
                          11/30/93               $97                    $200           $167




Employment Agreements

             The following employment agreements were all entered into prior to the commencement of the management of the Company by Infinity pursuant to the Management Agreement (as discussed under "Executive Officers" appearing elsewhere in this report).

             During fiscal 1993, the Company entered into a new written employment agreement with Mr. Pattiz, effective October 18, 1993 (as amended on January 26, 1994 and February 2, 1994), pursuant to which Mr. Pattiz was to serve as Chairman of the Board and Chief Executive Officer of the Company for a five-year term ending November 30, 1998 at an annual salary of $750,000 (the 1993 base salary to which he was entitled under his prior employment agreement with the Company, although he elected to receive a salary of only $570,000) plus an annual cash bonus of at least $250,000 payable in the event that the Company achieves certain earnings targets. In addition, the Company will pay directly or reimburse Mr. Pattiz for one-half of his home security costs, not to exceed $115,000 annually. The Agreement also granted Mr. Pattiz ten-year options to acquire 350,000 shares of Common Stock under the Amended 1989 Stock Incentive Plan (which vest at the rate of 70,000 shares per year over the five year term of the employment agreement) and provides additional benefits which are standard for executives in the industry. The Agreement generally will be terminable by Mr. Pattiz upon ninety days' written notice to the Company; it will be terminable by the Company only in the event of death, permanent and total disability, or for "cause". In the event of permanent and total disability, Mr. Pattiz will receive his base salary and cash bonus for the following twelve months and 75% of his base salary for the remainder of the term of the agreement. In the event of a "change of control", as defined in the 1993 Employment Agreement, any unvested options granted pursuant to this Agreement will become immediately exercisable and Mr. Pattiz will continue to receive any base and cash bonus compensation he would have otherwise been entitled to receive for the remaining term of the agreement. On February 3, 1994, pursuant to the terms of the Management Agreement (as discussed under "Executive Officers" appearing elsewhere in this report), Mr. Karmazin replaced Mr. Pattiz as Chief Executive Officer. However, the 1993 Employment Agreement otherwise remains in effect and the transactions entered into in connection with the Unistar Acquisition were not considered a "change in control" for purposes of the 1993 Employment Agreement.

             During fiscal 1993, the Company had a written employment agreement with its then Executive Vice President and Chief Financial Officer, Mr. Kanter, effective December 6, 1991. Pursuant to the three-year agreement, Mr. Kanter received a base salary of $250,000 in fiscal 1992, $275,000 in fiscal 1993 and was to receive $300,000 in fiscal 1994, plus a minimum bonus of $100,000 per year. The agreement also granted Mr. Kanter options to acquire 250,000 shares of Common Stock under the Amended 1989 Stock Incentive Plan, all of which were exercised by Mr. Kanter in June 1994, and provided
Mr. Kanter with supplemental insurance, additional benefits which were standard for executives in the industry, and a Supplemental Executive Retirement Plan (SERP), which will provide an annual benefit of not less than $200,000 per year for a period of 15 years beginning December 2007. On February 3, 1994, pursuant to the terms of the Management Agreement (as discussed under "Executive Officers" appearing elsewhere in this report), Mr. Suleman replaced Mr. Kanter as Chief Financial Officer. Pursuant to the terms of his employment agreement, Mr. Kanter will continue to receive the base salary he would have otherwise been entitled to receive for the remaining term of the agreement, an additional year's $300,000 base salary and the continuation of certain benefits.

             The Company has a written three-year employment agreement with the President of Westwood One's Entertainment Division, Mr. Batusic, effective June 1, 1992. Pursuant to the terms of the agreement, Mr. Batusic receives a base salary of $300,000 per year. Additionally, pursuant to the agreement, Mr. Batusic received a guaranteed bonus of $73,500 in the first quarter of 1993, a discretionary bonus of $50,000 in February 1994 and is eligible to receive a bonus of $50,000 in February 1995 upon approval of the Board of Directors. The agreement provides Mr. Batusic with additional benefits which are standard for executives in the industry. The agreement may be terminated by the Company for cause without further obligation to Mr. Batusic. The agreement may also be terminated by the Company for any reason, at its discretion, upon written notice and, in such an event, the Company must pay Mr. Batusic's $300,000 base salary for one-year. In the event of a merger or sale of substantially all of the Company's assets, if the purchaser or successor company fails to assume the remaining compensation obligations for a period of not less than two years, the Company must pay Mr. Batusic's $300,000 base salary for two years.

             During fiscal 1993, the Company entered into a written employment agreement with Mr. Weiss, effective August 30, 1993, pursuant to which Mr. Weiss is to serve as Executive Vice President - Business and Legal Affairs or other such capacity as determined by the Board of Directors. Pursuant to the agreement, which commenced on September 1, 1993 and continues through November 30, 1995, Mr. Weiss receives an annual base salary of $300,000 through November 30, 1994 and $250,000 in fiscal 1995. Mr. Weiss is also eligible to receive a $50,000 bonus in January 1996 upon approval of the Board of Directors. The agreement also granted Mr. Weiss options to acquire 50,000 shares of Common Stock under the Amended 1989 Stock Incentive Plan, all exercisable one year from the date of grant, benefits standard for executives in the industry, and certain relocation expense reimbursements should he be required to relocate. The agreement may be terminated by the Company for cause without further obligation to Mr. Weiss. The agreement may also be terminated by the Company for any reason, at its discretion, upon written notice and, in such an event, the Company must pay Mr. Weiss the base salary he would have otherwise been entitled to receive for the remaining term of the agreement plus an additional year's $250,000 base salary. In the event of a merger or sale of substantially all of the Company's assets, if the purchaser or successor company fails to assume the remaining compensation obligations for a period of not less than two years, the Company must pay Mr. Weiss his $250,000 base salary for two years. In the event that the agreement is not renewed for a period of two years on the same or better terms, the Company will be obligated to pay an additional year's $250,000 base salary.

Compensation Committee Interlocks and Insider Participation

             The members of the Compensation Committee are set forth under "Committees of the Board" appearing elsewhere in this report. Mr. Levine was formerly an executive officer of the Company until May 1986. The Company entered into a written consulting agreement with Mr. Levine, effective August 1, 1990, whereby Mr. Levine provided management and financial consulting services until May 31, 1992 for a monthly fee of $20,833. The agreement was extended on a month-to-month basis through February 1994. The agreement also provided for additional compensation under certain circumstances in connection with specific matters where Mr. Levine provided services. In February 1994, Levine Leichtman Capital Partners, of which Mr. Levine is a principal, received a $781,250 financial advisor fee for acting as one of the Company's advisors in connection with the acquisition of Unistar (as more fully discussed under "EXECUTIVE OFFICERS" appearing elsewhere in this report). During fiscal 1993, Mr. Levine received $327,000 for his services, including Board and Board committee fees.

             Mr. Krasnow is an agent of Northwestern Mutual Life Insurance Company ("NML"). The Company has paid premiums to NML on insurance policies covering life for certain executive officers and disability for its employees. During fiscal 1993, the Company paid approximately $400,000 in premiums to NML for these policies, for which Mr. Krasnow earned less than $60,000 in commissions.

Certain Relationships and Transactions

             Mary Turner, Mr. Pattiz's wife and an independent contractor for the Company for the past thirteen years, received aggregate compensation of $152,000 from the Company in fiscal 1993 for services as an interviewer and voice talent for a Company program.

             Mr. Dennis has served as Managing Director, Investment Banking of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") since April 1989. In February 1994, DLJ received a $1,106,000 fee for acting as one of the Company's investment advisors in connection with the acquisition of Unistar (as more fully discussed under "Executive Officers" appearing elsewhere in this report). In July 1993, DLJ received a $950,000 fee for acting as the Company's investment advisor in connection with the Company's sales of radio stations WYNY-FM and KQLZ-FM.

             Messrs. Karmazin and Suleman are also officers and directors of Infinity. INI beneficially owns 16.4% of the Common Stock of the Company (see "Principal Shareholders" appearing elsewhere in this report). Infinity manages the business and operations of the Company pursuant to the terms of a Management Agreement between the Company and Infinity (as discussed under "Executive Officers" appearing elsewhere in this report).

             Effective October 1990, the Company entered into 12 affiliation agreements with radio stations owned and operated by Infinity. Such affiliation agreements were entered into in the ordinary course of the Company's business on terms substantially similar to those entered into with other radio station affiliates not owned by Infinity. The Company paid approximately $4,038,000 to Infinity radio station affiliates in the fiscal year ended November 30, 1993. The Company currently anticipates that it will continue to have such agreements with Infinity radio stations in the future. The Management Agreement provides that all transactions between the Company and Infinity or its affiliates will be on a basis that is at least as favorable to the Company as if the transaction were entered into with an independent third party. In addition, all agreements between the Company and Infinity or any of its affiliates must be approved by the Board of Directors.

Compliance with Section 16(a) of the Exchange Act

             Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and more than ten percent shareholders are required by Securities Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

             Based solely on its review of the copies of such forms received by it, or written representations from its directors and executive officers, the Company believes that during 1993 its executive officers, directors and more than ten percent beneficial owners complied with all filing requirements applicable to them.


              PROPOSAL TO APPROVE THE AMENDMENTS OF
              THE AMENDED 1989 STOCK INCENTIVE PLAN

             The Board of Directors recommends approval of the amendments to the Company's Amended 1989 Stock Incentive Plan, as follows. In May 1994, the Board of Directors approved, subject to shareholder approval, amendments of the Company's Amended 1989 Stock Incentive Plan, as amended and restated effective March 3, 1993 (the "1989 Plan") to: (i) increase by 2,000,000 the number of shares of Common Stock reserved and available for issuance upon the exercise of stock incentives; (ii) set the maximum number of shares as to which stock options or stock appreciation rights ("SAR") may be awarded to any one participant in any fiscal year; (iii) revise Article X (Mandatory Grants to Outside Directors) to decrease to 10,000 from 50,000 the number of shares as to which periodic mandatory grants of stock options to directors who are not also employees or officers of the Company shall be made (as well as to extend the period over which such stock options shall vest), and to ensure that such grants will be made to each new non-employee director at the time that such director is appointed to the Board; and (iv) generally preserve the Company's ability to deduct, for Federal income tax purposes, compensation paid pursuant to the exercise of stock options and other stock incentives. The foregoing are the only substantive changes to the Amended 1989 Plan, as amended and restated effective May 24, 1994, subject to shareholder approval (the
"Amended 1989 Plan"), from the 1989 Plan previously approved by shareholders in 1992, as amended with Shareholder approval in 1993.

Increase in Authorized Shares

             The Board of Directors continues to believe that a stock incentive program is an important factor in attracting, retaining and rewarding executives, directors and other selected persons who are important to the success of the Company, and in reinforcing long-term mutuality of interest between such persons and the Company's shareholders. Options have been granted with respect to all but approximately 200,000 of the 2,800,000 shares of Common Stock previously authorized for issuance under the 1989 Plan. The increase in the number of shares of Common Stock available for issuance will enable the Plan Administrator, currently the Compensation Committee, to continue to grant performance based compensation in the form of stock options and other stock incentives.

Annual Award Limit and other Amendments Relating to Section 162(m)

             Section 162(m) of the Code, requires as a condition to the deductibility of compensation realized upon the exercise of stock options or SARs with an exercise price equal to the fair market value of the underlying shares on the date of grant, that a plan specify the maximum number of shares as to which options may be awarded to any particular individual beginning on or after January 1, 1994. To satisfy this requirement, the Amended 1989 Plan imposes a limit of 400,000 shares of Common Stock as to which stock options or SARs may be granted to any individual, inclusive of all stock options and SARs that have been canceled, surrendered or repriced, but exclusive of all stock options and SARs granted, canceled, surrendered or repriced prior to January 1, 1994.

             The Amended 1989 Plan also contains provisions designed to preserve the deductibility of compensation paid upon the exercise of Purchase Rights and Performance Rights (as such terms are defined below). Although no such rights have been granted under the 1989 Plan as of the date hereof, the Amended 1989 Plan provides that any performance goals set by the Compensation Committee for any participant with respect to Purchase or Performance Rights awarded to such participant will be set in compliance with the Treasury Department Regulations under Section 162(m) (the "Regulations"), as finally promulgated. It is anticipated that the Regulations as finally promulgated, will generally require that the performance goals be set within 90 days after the commencement of the services to which they relate and must be based on verifiable, objective criteria. Finally, the Amended 1989 Plan provides that, in addition to the requirement that the Plan Administrators be Disinterested Persons (as defined below), they must also qualify as "disinterested" within the meaning of the Regulations, to the extent and when required by such regulations. It is anticipated that the Regulations, as finally promulgated:
(i) will generally require that administrators of a company's stock incentive plan be directors who are not also officers or employees of such company, and who are not controlling shareholders or employees of other companies that transact a significant amount of business with such company; and (ii) will become effective with respect to the Company on the date of its Annual Meeting of Shareholders in 1995.

Mandatory Grants to Outside Directors

             The Board of Directors believes that the Company is in a better position to attract and retain qualified outside directors if the Company's stock incentive program provides for mandatory grants to such directors on an ongoing basis. Accordingly, Article X of the 1989 Plan provided for the grant of stock options to acquire 50,000 shares of Common Stock to such directors on March 3, 1993 and every four (4) years thereafter. In order to attract new qualified outside directors to the Board, Article X of the Amended 1989 Plan has been revised to ensure that effective May 24, 1994, each new director will receive a mandatory grant of stock options effective upon the date that such director is appointed to the Board. However, consistent with the practices of other public companies in the radio advertising industry, Article X has been further revised to reduce from 50,000 to 10,000 the number of shares of Common Stock with respect to which such initial mandatory grants of stock options, and all subsequent mandatory grants under Article X, will be made. In addition, the vesting schedule has been revised to provide that options granted under Article X on or after May 24, 1994 will vest 20% per year on the anniversary of the date of grant as opposed to 100% 6 months from the date of grant.

    SUMMARY OF MATERIAL PROVISIONS OF THE AMENDED 1989 STOCK INCENTIVE PLAN

General Terms

             The material provisions of the entire Amended 1989 Plan are described below and such description is qualified in its entirety by reference to the text of the Amended 1989 Plan, a copy of which may be obtained by shareholders of the Company upon written request directed to Farid Suleman, Secretary, Westwood One, Inc., 9540 Washington Boulevard, Culver City, CA 90232. The text of each of the proposed amendments to the Amended 1989 Plan is attached as Exhibit A.

             Under the Amended 1989 Plan, 4,800,000 shares of authorized but unissued Common Stock have been reserved for issuance. This number is subject to adjustment in the event of a reorganization, recapitalization, stock split or similar transaction affecting the capital structure of the Company. The Amended 1989 Plan limits the number of shares of Common Stock as to which the Compensation Committee may award stock options or SARs to any individual to 400,000, inclusive of all stock options and SARs that have been canceled, surrendered or repriced, but exclusive of all stock options and SARs granted, canceled, surrendered or repriced prior to January 1, 1994. The Amended 1989 Plan will remain in existence for 10 years from its inception in March 1989, or until otherwise terminated by the Board of Directors.

             The Amended 1989 Plan will be administered by the Board of Directors, provided that each member of the Board consists of Disinterested Persons, or by a committee consisting of at least two directors who are Disinterested Persons (the "Plan Administrator"). "Disinterested Person" means a director who does not, during his term of service as a Plan Administrator or the one year prior thereto, receive grants under the Amended 1989 Plan (other than a mandatory grant of options to a director who is not also an employee or officer) or, subject to certain limited exceptions, any similar plan of the Company. To the extent and at the time required by the Regulations, as finally promulgated, such directors must also qualify as "disinterested" within the meaning of the Regulations. Currently, the Plan Administrator is the Compensation Committee, consisting of Disinterested Persons.

             The Amended 1989 Plan permits the grant of stock options, purchase rights, performance rights and SARs (collectively referred to as "Rights") to employees, officers, consultants or directors of the Company or a subsidiary of the Company, who are responsible for or contribute to the management, growth or profitability of the Company. As of the date hereof, the approximate number of persons who will be eligible to participate is 75.

             Under the Amended 1989 Plan, if the employment or service of a Rights holder is terminated other than by death or disability (a "Special Terminating Event"), Rights that are then exercisable may be exercisable for a period of up to three months after the date of termination. If a Special Terminating Event occurs, Rights that are then exercisable may be exercised within one year after the date of such occurrence.

Stock Options

             Stock options granted under the Amended 1989 Plan may be either statutory incentive stock options ("Incentive Stock Options") within the meaning of the Code, or options which do not qualify for special tax treatment ("Non-Qualified Stock Options"). Only employees of the Company may receive Incentive Stock Options.

             Stock options granted under the Amended 1989 Plan (except certain Incentive Stock Options, discussed below) may be exercisable for a term of no longer than ten years from the date of grant at an exercise price per share of not less than 100% of the fair market value of the Common Stock at the date of the grant. Under the Amended 1989 Plan, the Plan Administrator may also grant repriced "Reload Stock Options" to participants. A Reload Stock Option may be an Incentive Stock Option or Non-Qualified Stock Option depending on the type of stock option previously granted to the optionee and being adjusted by the Reload Stock Option. The optionee must elect to retain the previously granted stock option or to exchange it for the Reload Stock Option. The Reload Stock Option will be for the number of shares of Common Stock underlying the Stock Option surrendered by the participant. The exercise price will be not less than the fair market value of the Common Stock at the date of grant of the Reload Stock Option. Additionally, the Plan Administrator will have the right to determine a new vesting schedule for the Reload Stock Option. The exercise price of any options granted under the Amended 1989 Plan may be paid in cash, Common Stock, or promissory notes under such terms as authorized by the Plan Administrator.

             In the case of the Incentive Stock Options granted to officers or employees who own more than ten percent of the voting power of all classes of stock of the Company, or any of its subsidiaries, immediately prior to the grant, the exercise price cannot be less than 110% of the fair market value of the Common Stock at the date of grant, and the option term cannot expire more than five years after the date of grant. The aggregate fair market value (determined as of the time the option is granted) of the shares with respect to which Incentive Stock Options are first exercisable by any eligible person during any calendar year may not exceed $100,000. A maximum of 280,000 shares of the Common Stock reserved under the Amended 1989 Plan may be allocated to Incentive Stock Options.

Mandatory Grants to Outside Directors

             Effective on the Initial Date of Grant (as defined below) and every four (4) years thereafter, the Board of Directors will grant a ten year Non-Qualified Stock Option to purchase 10,000 shares of Common Stock to each director who is not also an officer or employee of the Company. All stock options awarded under this provision will be granted at an exercise price per share equal to 100% of the fair market value of the Common Stock on the date of grant and will be exercisable at the rate of 20% per year on the anniversary of the date of grant. With respect to outside directors appointed to the Board on May 24, 1994, the Initial Date of Grant means May 24, 1994. With respect to outside directors that were members of the Board immediately prior to May 24, 1994, the Initial Date of Grant means March 3, 1993 (the date such directors received an initial mandatory grant of stock options). With respect to outside directors appointed to the Board on or after May 24, 1994, the Initial Date of Grant means the date such director is appointed to the Board.
All other provisions of the Amended 1989 Plan regarding the terms of Non-Qualified Stock Options will be applicable to the mandatory grants to directors. The provisions regarding mandatory grants to directors may not be amended more than once every six (6) months, other than to comply with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

Stock Appreciation Rights

             Under the Amended 1989 Plan, the Plan Administrator may grant SARs alone or in tandem with stock options. SARs granted alone may have a term of no longer than ten years from the date of grant, and will grant to the holder the right to receive upon exercise of the SAR, either in cash or in whole shares of Common Stock as determined by the Plan Administrator, an amount equal to the difference between the fair market value of the Common Stock on the date of exercise of the SAR and the fair market value of the Common Stock on the date of grant of the SAR.

             SARs granted in tandem with a stock option (the "Related Stock Option") will grant to the holder the right to receive upon exercise of the SAR, either in cash or in whole shares of Common Stock as determined by the Plan Administrator, an amount equal to the difference between the fair market value of the shares of Common Stock subject to the Related Stock Option surrendered by the holder on the date of exercise of the SAR, and the exercise price of the Related Stock Option. SARs granted in tandem with stock options shall only be exercisable when the Related Stock Option is exercisable and shall have a term equal to the term of the Related Stock Option.

Purchase Rights

             Under the Amended 1989 Plan, the right to purchase Common Stock ("Purchase Rights") may be granted to eligible persons. The shares subject to purchase will have a purchase price not less than the fair market value of the Common Stock on the date of grant. The purchase price will be paid in full at the time of exercise in cash or cash equivalent, or shares of Common Stock, subject to certain requirements. Subject to approval by the Plan Administrator, a participant may borrow money from the Company to purchase the shares. The loan will be evidenced by a promissory note. Liability on principal and interest under a promissory note may be forgiven by the Company, in whole or in part, in accordance with a formula based on the achievement of certain objective and verifiable performance goals (such as earnings per share or earnings before interest, taxes, depreciation and amortization ("EBITDA")) established by the Plan Administrator in accordance with the Regulations, as finally promulgated.

Performance Rights

             Under the Amended 1989 Plan, the payment of cash or grant of Common Stock subject to the performance of a specified goal or goals ("Performance Rights") may be awarded to eligible persons. The Plan Administrator will specify objective and verifiable performance goals to be achieved by the Rights holder during an incentive period of not less than two years from the date of grant (the "Incentive Period"), such as earnings per share or EBITDA in accordance with the Regulations, as finally promulgated. No payment may be made with respect to any Performance Right prior to the expiration of the applicable Incentive Period. Payment with respect to a Performance Right may be made in cash, in shares of Common Stock, or by a combination thereof as determined by the Plan Administrator. In the event that payment is made pursuant to a Performance Right (in whole or in part) in the form of Common Stock, the shares will be valued at their fair market value at the end of the Incentive Period.

             The amount actually paid to any grantee pursuant to any single Performance Right, regardless of the terms of the Performance Right, may not exceed 125% of the grantee's highest annual rate of base compensation for the final year in the Incentive Period. In addition, not more than one Performance Right awarded to a grantee shall become payable in a single fiscal year.

Effect of Certain Transactions

             The Amended 1989 Plan provides that if the Company merges or consolidates with another corporation, or if the Company is liquidated or sells substantially all of its assets while unexercised Rights remain outstanding under the Amended 1989 Plan, the Plan Administrator will have the right to make one or more of the following adjustments: (i) any limitations or vesting periods set out in or imposed pursuant to the Amended 1989 Plan may be waived or accelerated, so that Rights will be exercisable in part or in full from and after a date specified by the Plan Administrator; (ii) after the effective date of the merger, consolidation, liquidation, sale or other disposition (the "Corporate Event"), each holder of an outstanding Right may be entitled, upon exercise, to receive, in lieu of Common Stock, the type and amount of securities (or assets) to which the holder would have been entitled if, immediately prior to the Corporate Event, the holder had been the holder of a number of shares of Common Stock equal to the number of shares as to which the Right may be exercised; or (iii) all outstanding Rights may be canceled by the Plan Administrator as of the effective date of any Corporate Event.

Amendment and Termination

             The Board of Directors may amend, alter or discontinue the Amended 1989 Plan without shareholder approval, except no amendment may be made without shareholder approval that would: (i) materially increase the total number of shares reserved for issuance; (ii) materially increase the benefits accruing to participants; (iii) materially modify the requirements for eligibility; or (iv) increase the number of shares allocable to Incentive Stock Options.

Tax Consequences - Incentive Stock Options Under the Amended 1989 Plan
                   (Statutory Options)

             Under current Federal law, the recipient of an Incentive Stock Option does not recognize taxable income either upon grant of the option or upon its exercise. However, upon disposition of Common Stock acquired through the exercise of an Incentive Stock Option, the participant is taxed on the excess of any amount realized over the exercise price.

             If the participant has been an employee of the Company from the date of grant of the Incentive Stock Option until the day three months prior to the exercise date, and satisfies two holding period requirements, the gain recognized upon disposition of the Common Stock is taxed as a capital gain. To satisfy the requisite holding period requirements, the participant may not dispose of the Common Stock within two years from the date of grant of the Incentive Stock Option or for one year from the date of exercise of the Incentive Stock Option. If a participant's disposition of Common Stock acquired through the exercise of an Incentive Stock Option is treated as a capital transaction, the Company is not entitled to a deduction at any time for the transfer to the participant of either Incentive Stock Options or Common Stock acquired pursuant to the exercise of an Incentive Stock Options.

             If the participant does not satisfy both of the holding period requirements, he or she will recognize ordinary income in the year of disposition of the Common Stock equal to the excess of: the lesser of (a) the fair market value of the Common Stock on the date the Incentive Stock Option is exercised, or (b) the amount realized on the disposition, over (c) the exercise price for the Incentive Stock Option. In addition, the Company will be entitled to a deduction equal to the ordinary income reported by the participant. Any remaining gain will be treated as a short-term or long-term capital gain, depending upon how long the Common Stock has been held (i.e., if the Common Stock appreciates between the date the Incentive Stock Option is
exercised and the date of disposition).   Under current law, long-term capital
gain treatment applies to stock held for more than one year.

Tax Consequences - Non-Qualified Stock Options Under the Amended 1989 Plan
                   (Non-Statutory Options)

             A participant will not be deemed to have received income upon the grant of a Non-Qualified Stock Option pursuant to the Amended 1989 Plan if the option itself does not have a "readily ascertainable fair market value." Generally, the value of an option is not readily ascertainable unless the option is actively traded on an established market. Options to purchase the Company's Common Stock are not currently traded on an established market and are not likely to be treated as having an ascertainable value under the current
Treasury Regulations.

             Generally, under current Federal law, a participant will recognize ordinary income upon the exercise of an option equal to the excess (if any) of the fair market value of the Common Stock purchased at the time of exercise over the exercise price. The Company is entitled to a tax deduction in the same amount and at the same time as the participant recognizes such income, provided, in the case of an employee, the Company withholds Federal income tax.

             Upon the sale of such Common Stock, the participant will recognize capital gain or loss measured by the difference between the amount realized on the sale and the fair market value of the Common Stock at the time of exercise. Such capital gain or loss will be short-term or long-term, depending upon the length of time the shares are held by the participant. The gain or loss from the sale or exchange of Common Stock held for more than one year is treated as long-term capital gain or loss.

             In the event the Common Stock acquired upon exercise of the option is deemed to be "restricted" due to the fact that it is subject to a substantial risk of forfeiture and is non-transferable, the participant will not be taxed until one of these restrictions lapse. At such time, the participant will be subject to taxation on the difference between the fair market value of the Common Stock at the time one of the restrictions lapse and the amount paid for the Common Stock. If the sale of the Common Stock at a profit within six months after the purchase of the stock could subject the participant to suit under
Section 16(b) of the Exchange Act, the participant's rights in the Common Stock are treated as subject to a substantial risk of forfeiture and as not transferable until the earlier of: (a) the expiration of such 6-month period, or
(b) the first day on which the sale of such stock at a profit will not subject the participant to suit under Section 16(b) of the Exchange Act.

             A participant may make an election to be taxed upon the receipt of restricted stock. The participant would then recognize ordinary income equal to the excess (if any) of the fair market value of the Common Stock at the time of exercise over the exercise price. When the restrictions lapse, the participant would not be subject to any additional tax.

             The Company would be entitled to a compensation deduction at the same time as, and in an amount equal to, the income recognized by the participant (upon the lapse of a restriction or upon the participant's election to recognize ordinary income).

Tax Consequences - Other Rights

             Under current Federal law, no income is recognized by a holder of SARs, Purchase Rights or Performance Rights at the time such Rights are granted under the Plan. In general, at the time cash is transferred or shares are issued to a holder pursuant to exercise of Rights, the holder will recognize ordinary income equal to the excess of the sum of cash and the fair market value of the shares on the date of exercise over the exercise price. If the holder is an officer or director within the meaning of Section 16(b) of the Exchange Act (a "Section 16(b) Person"), taxable income with respect to any shares received is generally deferred until the earlier of (a) the expiration of the six-month holding periodic under Section 16(b), and (b) the first day on which the sale of the shares at a profit would not subject the recipient to suit under the Exchange Act. A holder who is a Section 16(b) Person may, however, make an election under Section 83(b) of the Code, in which case the tax consequences of the exercise of the Rights are the same as if the Section 16(b) restrictions did not apply.

             A holder will recognize gain or loss on the subsequent sale of shares acquired upon exercise of Rights in an amount equal to the difference between the selling price and the tax basis of the shares, which will include the price paid plus the amount included in the holder's income by reason of the exercise of the Rights. Provided the shares are held as a capital asset, any gain or loss will a be a long-term or short-term capital gain or loss depending upon whether the shares have been held for more than one year.

             The Company will be entitled to a deduction for Federal income tax purposes in the year and in the same amount as the holder is considered to have realized ordinary income in connection with the exercise of other Rights if provision is made for withholding of federal income taxes, where applicable.

Options Granted and Market Value of Common Stock

             Since its adoption in 1989, stock options have been granted under the Amended 1989 Plan as follows: 715,000 had been granted to current executive officers, comprised of 375,000 to Mr. Pattiz, 150,000 to Mr. Batusic and 190,000 to Mr. Weiss; 550,000 have been granted to certain other Named Executive Officers, comprised of 250,000 to Mr. Kanter and 300,000 to Mr. Wilson; 303,750 have been granted to current non-executive directors, 30,000 of which are subject to shareholder approval; 95,000 have been granted to Mr. Levine; 10,000 have been granted to Mr. Dennis, all of which are subject to shareholder approval; and 1,551,000 have been granted to employees, including officers other than current executive officers. Additionally, assuming shareholder approval of the Amended 1989 Plan at the 1994 Annual Meeting, if then on the Board, a mandatory grant of options to purchase 10,000 shares of Common Stock will be made to Messrs. Levine and Krasnow effective March 3, 1997 and to Messrs. Dennis, Greenberg and Smith effective May 24, 1998. Any future outside directors will also receive a mandatory grant of options to purchase 10,000 shares of Common Stock effective the date such director is appointed to the Board, and every four years thereafter. Other than the foregoing mandatory grants, the Plan Administrator, currently the Compensation Committee, will determine the number of stock options and other Rights to be granted under the Amended 1989 Plan in the future.

             The last sales price for the Common stock as reported on the NASDAQ/National Market System on July 7, 1994 was $8.75 per share.


                        New Plan Benefits
              1989 Stock Incentive Plan as Amended

             Stock options granted under the Amended 1989 Plan are made (except for certain mandatory grants to non-executive directors) at the discretion of the Plan Administrator, currently the Compensation Committee, which has the discretion to award less than the maximum number of options permitted under the Amended 1989 Plan. Accordingly, the benefits that will be received by each of the following are not determinable (except for the mandatory grants to non-executive directors further discussed under "Mandatory Grants to Outside Directors" appearing elsewhere in this report). The following table, which is required to be presented under the rules of the Securities and Exchange Commission, identifies, for illustrative purposes, the stock options granted during fiscal 1993 to each of the following pursuant to the Amended 1989 Plan (as more fully discussed under "Option Grants in Fiscal 1993" on page 11).



                                                           Dollar        Number
                 Name and Position                      Value ($)(1)    of Units
                -----------------                       ------------    --------
Norman J. Pattiz.....................................        $0         350,000
  Chairman of the Board
  and Chief Executive Officer

Bruce E. Kanter......................................        $0               0
  Executive Vice President
  and Chief Financial Officer
                                                             $0               0
Gregory P. Batusic...................................
  President-Network Division

Eric R. Weiss........................................        $0          70,000
  Executive Vice President-
  Business and Legal Affairs

Robert M. Wilson.....................................        $0         100,000
  Publisher and Chief Executive
  Officer-Radio & Records

Executive Group (6 persons)..........................        $0         420,000

Non-Executive Director Group (5 persons).............        $0         150,000

Non-Executive Officer Employee Group.................        $0          75,000



[FN]
________________________

(1) Based upon the difference between the fair market value of the underlying stock on the date of the grant and the exercise price of the options. This valuation does not take into account stock price appreciation which may occur over the term of the options.

             MANAGEMENT RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE AMENDED 1989 PLAN. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE COMMON STOCK AND CLASS B STOCK, VOTING TOGETHER, PRESENT OR REPRESENTED AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE PROPOSAL.

              PROPOSAL TO APPROVE INCENTIVE COMPENSATION PROVISION
                       OF MR. PATTIZ' EMPLOYMENT AGREEMENT

             The Board of Directors recommends approval of the material terms of the incentive compensation payable under Mr. Pattiz' employment agreement with the Company, as follows. During fiscal 1993, the Company entered into a new employment agreement with Mr. Pattiz effective October 18, 1993 (as amended effective January 26, 1994 and February 2, 1994). The 1993 Employment Agreement (which is more fully discussed under "Employment Agreements" appearing elsewhere in this report) provides for the payment of certain incentive compensation to Mr. Pattiz in the event that the Company reaches certain targets, as described below. The Compensation Committee structured the incentive compensation provision of the 1993 Employment Agreement to ensure that it satisfies the requirements under Section 162(m) of the Code, which generally sets a limit of $1 million on the amount of compensation (other than certain types of compensation, including "performance related" compensation) that the Company can deduct for Federal income tax purposes, so as to preserve the Company's ability to deduct such compensation for Federal income tax purposes.

             Approval by the shareholders of the material terms of the incentive compensation described below is one of several requirements that must be met under Section 162(m) of the Code if incentive compensation payable pursuant to the 1993 Employment Agreement is to qualify for the performance-based compensation exception to the limitation on the Company's ability to deduct compensation in excess of $1 million paid to Mr. Pattiz in taxable years beginning on or after January 1, 1994. Accordingly, the 1993 Employment Agreement provides that compensation in excess of $1 million in any taxable year will not be paid to Mr. Pattiz unless the material terms of the incentive compensation described below are approved by the shareholders.

Incentive Compensation Provisions of the 1993 Employment Agreement

             The 1993 Employment Agreement provides that, for each fiscal year, commencing with the year ending November 30, 1994, that the Company meets or exceeds its EBITDA (as defined below) target as established by the Compensation Committee, Mr. Pattiz will be entitled to receive cash incentive compensation (the "CIC Bonus") as follows:



                        Fiscal Year     CIC Bonus
                        -----------     ---------
                           1994          $250,000
                           1995          $275,000
                           1996          $302,500
                           1997          $332,750
                           1998          $366,025



             If the 1993 Employment Agreement terminates on a date other than the last day of a fiscal year, Mr. Pattiz will be entitled to a pro-rated CIC Bonus for the portion of the year preceding the termination date if the EBITDA target is met through the end of the month ending on or next preceding the termination date. The CIC Bonus earned in any year will be paid within 30 days after the filing of the Company's Form 10-K for such year, or if the CIC Bonus is for a part of the year, within 60 days after the end of the last month taken into account in determining whether the EBITDA target has been met.

             For purpose of the 1993 Employment Agreement, EBITDA means earnings before interest, taxes, depreciation and amortization as reported in the Company's Form 10-K for the fiscal year, or, if for a portion of the year, as approved by the Compensation Committee based on the Company's books and records. The EBITDA target will be set by the Compensation Committee in accordance with the Regulations under 162(m), which currently require that the target be set no later than 90 days after the beginning of the fiscal year to which it relates.

             MANAGEMENT RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE INCENTIVE COMPENSATION PROVISION OF THE 1993 EMPLOYMENT AGREEMENT. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE COMMON STOCK AND CLASS B STOCK, VOTING TOGETHER, PRESENT OR REPRESENTED AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE PROPOSAL.

              SELECTION OF INDEPENDENT ACCOUNTANTS

             Action will be taken at the Annual Meeting to ratify the selection of Price Waterhouse as independent accountants of the Company for the fiscal year ending November 30, 1994. Price Waterhouse has been the independent accountants of the Company since 1984. The Company knows of no direct or material indirect financial interest of Price Waterhouse in the Company or of any connection of that firm with the Company in the capacity of promoter, underwriter, voting trustee, officer or employee. Members of Price Waterhouse will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

             MANAGEMENT RECOMMENDS THAT SHAREHOLDERS VOTE TO RATIFY THE SELECTION OF PRICE WATERHOUSE. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE COMMON STOCK AND CLASS B STOCK, VOTING TOGETHER, PRESENT OR REPRESENTED AT THE ANNUAL MEETING IS REQUIRED TO RATIFY THE SELECTION OF PRICE WATERHOUSE.


                          SOLICITATION

             The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying proxy card will be borne by the Company. The Company has requested banks and brokers to solicit their customers who are beneficial owners of Common Stock listed of record in the names of the banks and brokers, and will reimburse these banks and brokers for the reasonable out-of-pocket expenses of their solicitations. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by officers and other regular employees of the Company, but no additional compensation will be paid on account of these additional activities.


                 SHAREHOLDER PROPOSALS FOR 1995

             Under the rules of the Commission, any shareholder proposal intended for inclusion in the proxy material for the Annual Meeting of Shareholders to be held in 1995 must be received by the Company by November 30, 1994 to be eligible for inclusion in such proxy material. Proposals should be addressed to Farid Suleman, Secretary, Westwood One, Inc., 9540 Washington Boulevard, Culver City, CA 90232. Proposals must comply with the proxy rules of the Commission relating to stockholder proposals in order to be included in the proxy materials.




                         By Order of the Board of Directors





                         /s/ Farid Suleman
                         -----------------
                         Farid Suleman

                         Secretary


Culver City, California
July 20, 1994

                                                       Exhibit A

                                AMENDMENTS TO THE
                                WESTWOOD ONE, INC.
                        AMENDED 1989 STOCK INCENTIVE PLAN
                        _________________________________

             The following amendments to the Westwood One, Inc. 1989 Stock Incentive Plan (the "Plan"), as amended and restated effective as of May 24, 1994, will become effective upon approval by the shareholders of the Company:

                1. Page ii of the INDEX is amended so that ARTICLE X reads as follows:

                "ARTICLE X - Mandatory Grants to Outside Directors"

                2. ARTICLE II (Definitions), Section 2.9 of the Plan (Disinterested Person) is amended to read in its entirety as follows:

                           "2.9  "Disinterested Person" shall mean a person
                who is "disinterested" within the meaning of Rule 16 b-3 of the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") or any successor definition adopted by the SEC and, to the extent and when required by such regulations, within the meaning of Section 162(m) of the Code and the final regulations of the U.S. Treasury Department promulgated thereunder."

                3. ARTICLE IV (Stock Subject to Plan), Section 4.1 of the Plan (Common Stock Subject to the Plan) is amended so that the first sentence thereof reads as follows:

                "The total number of shares of Common Stock reserved and available for issuance under the Plan is 4,800,000 shares, subject to adjustment as provided in Article XI."

                4. ARTICLE IV (Stock Subject to Plan) of the Plan is amended by adding the following new Section 4.3:

                           "Section 4.3  Limitation on Number of Shares
                Underlying Stock Options and SARs Granted to Any One Participant. To the extent required by applicable regulations of the U.S. Treasury Department promulgated under Section 162(m) of the Code, the maximum number of shares of Common Stock subject to Stock Options and SARs that may be granted to any one Participant pursuant to this Plan is 400,000, inclusive of all Stock Options and SARs that have been canceled, surrendered, or repriced, but exclusive of all stock options and SARs granted, canceled, surrendered or repriced prior to January 1, 1994."

                5. ARTICLE VI (Stock Options), Section 6.2(a) of the Plan (Number of Shares) is amended by adding a new final sentence thereto, as follows:

                "The number of such shares are subject to the limitations of
                Section 4.3 hereof."

                6. ARTICLE VII (Stock Appreciation Rights), Section 7.1(b) of the Plan (General) is amended by adding a new final sentence thereto, as follows:

                "The number of shares to which the SARs relate is subject to the limitations of Section 4.3 hereof."

                7. ARTICLE VIII (Purchase Rights), Section 8.2(d) of the Plan (Incentive Period) is amended to read as follows:

                           "(d) Incentive Period.  A Participant's liability
                on the principal and interest under a promissory note issued pursuant to 8.2(c) above, may be forgiven by the Company, in whole or in part, in accordance with a formula based on achievement during the Incentive Period of performance goals. Performance goals established for each Participant may vary. For example, the goals may relate to cumulative earnings per share of Common Stock; weighted average return on assets; return on invested capital; earnings before interest, taxes, depreciation and amortization or such other objective and verifiable performance goals as may be established by the Plan Administrator on the Date of Grant. The Incentive Period will be determined by the Plan Administrator, but will not be less than two (2) fiscal years from the Date of Grant. Notwithstanding any provision in this Article VIII to the contrary, the performance goals and the Incentive Period will be determined by the Plan Administrator in compliance with Section 162(m) of the Code and the final regulations promulgated by the U.S. Treasury Department thereunder to the extent required thereby. The Stock Purchase agreement may also contain restrictions on distribution as set forth in Section 13.1 and will prohibit the sale or other disposition of Common Stock received upon the exercise of any Purchase Right during the applicable Incentive Period."

                8. ARTICLE IX (Performance Rights), Section 9.1(a) of the Plan is amended by inserting a new sentence after the second sentence as follows:


                "Notwithstanding any provision in this Article IX to the contrary, performance goals will be determined by the Plan Administrator in compliance with Section 162(m) of the Code and the final regulations promulgated by the U.S. Treasury Department thereunder to the extent required thereby."

                9. ARTICLE IX (Performance Rights), Section 9.1(b) of the Plan is amended so that the second sentence thereof will now read as follows:

                "For example, the goals may relate to cumulative earnings per share of Common Stock; weighted average return on assets; return on invested capital; earnings before interest, taxes, depreciation and amortization or such other objective and verifiable performance goals as may be established by the Plan Administrator on the Date of Grant."

                10. ARTICLE X (Mandatory Grants to Outside Directors) of the Plan is amended in its entirety to read as follows:

                "Section 10.1 Grants. Notwithstanding any other provision of this Plan, mandatory grants of Stock Options to Directors who are not also employees or officers of the Company will be made in accordance with and be subject to the following limitations of this Article X:

                           (i) Effective on the Initial Date of Grant (as defined in Section 10.2 hereof), and every four (4) years thereafter on the anniversary of such Initial Date of Grant, the Board of Directors will grant to each Director of the Company who is not also an employee or officer of the Company, a ten-year Non-Qualified Stock Option under this Plan to purchase ten thousand (10,000) shares of Common Stock.

                           (ii) All Stock Options granted to Directors under this Article X will be exercisable at an Exercise Price equal to 100% of the Fair Market Value of a share of Common Stock on the Date of Grant. For purposes of this Article X, the Date of Grant of each such Stock Option will be the date upon which such Stock Option is required to be granted pursuant to Subsection 10.1(i) hereof.

                           (iii) All Stock Options granted to Directors under
                this Article X will become exercisable at the rate of 20% per year on the anniversary of the Date of Grant.

                           (iv) Unless otherwise provided in the Plan, all provisions regarding the terms of Non-Qualified Stock Options will be applicable to the Stock Options granted to Directors under this Article X. Specifically Section 13.7 (Nontransferability of Rights) and Section 13.9 (Six Month Holding Period) are hereby incorporated by reference.

                Section 10.2  Initial Date of Grant.  For purposes of this
                Article X, the Initial Date of Grant shall be determined as follows:

                           (i) With respect to Directors appointed to the Board on May 24, 1994, the Initial Date of Grant shall mean May 24, 1994.

                        (ii) With respect to Directors that were members of the Board immediately prior to May 24, 1994, the Initial Date of Grant shall mean March 3, 1993.


                           (iii) With respect to Directors appointed to the
                Board after May 24, 1994, the Initial Date of Grant shall mean the date such Director is appointed to the Board.

                Section 10.3 Amendment. Notwithstanding any other provision of this Plan, the provisions regardingmandatory grants to Directors may not be amended more than once every six (6) months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder."